EXHIBIT 10.5

                               PLEDGE AGREEMENT

     This Pledge Agreement ("Agreement") is dated this 6th day of October, 1998 by and between Horizontal Ventures, Inc., a Colorado corporation ("Pledgor"), and International Publishing Holding, S.A., a Luxembourg corporation ("Lender").

                                  RECITALS

     A. Pledgor is indebted to Lender in the amount of $500,000 pursuant to a Promissory Note of even date herewith (the "Note") made by Pledgor to Lender. The obligations of Pledgor under the Note, including any extensions, renewals, amendments and replacements thereof are hereinafter referred to as the "Obligations."

     B. As security for the Obligations, Pledgor has agreed to pledge two-thirds of the shares of Series A Convertible Preferred Stock of Saba Petroleum Company (the "Shares") owned by it, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Pledge. Pledgor hereby delivers, deposits and pledges the Shares to Lender and hereby grants and conveys to Lender a continuing security interest in the Shares. Pledgor will duly endorse, in blank, each and every instrument constituting the Shares by signing a separate assignment or other documents of transfer, if and when required by Lender, and will at all times hereafter perform such other acts as Lender may request to establish, maintain, perfect and enforce Lender's security interest in the Shares and rights under this Agreement.

     2. Ownership and Liens. Pledgor represents and warrants to Lender that it has good title to and will at all times keep the Shares free of all liens and encumbrances, except the security interest created hereby and any restrictive legend appearing on any instrument constituting the Shares, and Pledgor has full power and authority to execute this Agreement and perform Pledgor's obligations hereunder.

     3. Voting Rights. Pledgor shall have the right to exercise any and all voting rights with respect to the Shares prior to the occurrence of an Event of Default (hereinafter defined), and from and after the occurrence of an Event of Default, Lender shall have the right to exercise any voting rights with respect to the Shares.

     4. Dividends and Distributions. Pledgor shall have the right to receive any and all dividends and distributions with respect to the Shares prior to the occurrence of an Event of Default, and from and after the occurrence of an Event of Default, Lender shall have the right to receive all such dividends and distributions.
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     5.   Lender's Obligations.  Lender's duty of care with respect to the
Shares in its possession shall be deemed fulfilled if Lender exercises reasonable care in physically safekeeping such Shares or, in the case of Shares in the custody or possession of a bailee or other third party, exercises reasonable care in the selection of the bailee or other third party, and Lender need not otherwise preserve, protect, insure or care for the Shares. Lender shall not be obligated to preserve any rights which Pledgor may have against prior parties or to realize on the Shares at all or in any particular manner or order.

     6. Defense of Collateral. Lender in the name of Pledgor or otherwise, whether or not an Event of Default has occurred, shall have the authority (but shall not be obligated) to settle, prosecute and discontinue any suits or proceedings in respect to any or all of the Shares; take any action which Lender may deem necessary or desirable in order to realize on the Shares, including, without limitation, the power to perform any contract; to transfer any of the Shares into its name or out of its nominee; and to apply any proceeds of any Shares against the Obligations, all at the expense of Pledgor.

     7. Events of Default. The occurrence of any of the following events shall constitute an event of default ("Event of Default") under this
Agreement: (a) failure of Pledgor, or any co-maker, endorser, surety or guarantor to pay when due any of the Obligations; (b) failure to perform any agreement of Pledgor contained herein; (c) any statement, representation or warranty of Pledgor made herein or at any time furnished in writing to Lender is untrue in any material respect as of the date made; or (d) the occurrence of any default or event of default under the Note or under any other document or instrument evidencing or securing all or any portion of the Obligations.

     8. Acceleration. Whenever an Event of Default shall exist, Lender may, at its option, declare all or any part of the Obligations immediately due and payable, and Lender may exercise, in addition to the rights and remedies granted hereby, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law, including the right (but not the obligation) to exercise all voting and other rights as a holder of the Shares and the right to offer and sell the Shares privately to purchasers who will agree to take the Shares for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the Shares, and the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933, as amended.

     9. Miscellaneous. Pledgor may not assign its rights or obligations under this Agreement without the written consent of Lender. This Agreement shall be binding upon and inure to the benefit of Pledgor and Lender and the respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and, unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code, as in effect in New York, shall have the meanings therein stated.



                                    PLEDGOR:

                                    HORIZONTAL VENTURES, INC.


                                        /s/ Randeep Grewal
                                      By: ________________________________
                                          Randeep Grewal, Chairman and
                                          Chief Executive Officer

                                    LENDER:

                                    INTERNATIONAL PUBLISHING HOLDING, S.A.



                                    By: _________________________________
                                    Title: ______________________________